Exhibit 99.1

Contact:
Marshall Ames
Investor Relations
Lennar Corporation
(305) 485-2092

Lennar Reports Third Quarter EPS of $1.30

Financial Highlights

•	Revenues of $4.2 billion - up 20%

•	EPS of $1.30 - down 37%

•	Gross margin on home sales of 18.7% - down 760 basis points

•	Gross profit on land sales of ($0.3) million - down $46.7 million

•	Financial Services operating earnings of $61.7 million - up $26.8 million

•	Homebuilding debt to total capital of 31.9% - 520 basis point improvement

•	Return on equity of 25.2%

•	Deliveries of 13,038 homes - up 19%

•	New orders of 11,056 homes - down 5%

Miami, September 26, 2006 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported earnings for its third quarter ended August 31, 2006. Third quarter earnings in 2006 were $206.7 million, or $1.30 per diluted share, compared to earnings of $337.3 million, or $2.06 per diluted share, in 2005. Third quarter results were within the Company’s previously announced revised goal of $1.25 to $1.35 per diluted share.

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Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “The U.S. housing market has continued to deteriorate, trailing down further and faster than anticipated. Under these difficult conditions, we remain focused on our strategy of carefully managing inventory, reducing construction costs and overhead, methodically tapering back production and emphasizing cash generation. We have limited our land purchases and reduced standing inventory through strategic asset management. Additionally, we have emphasized salesmanship and simplicity in the field which help control costs in the management of our business. We believe our strategy will continue to improve our cash flow and balance sheet from already excellent positions.”

Mr. Miller continued, “Our strong balance sheet and cash flow provide a solid foundation for current operations during declining market conditions and will enable us to capitalize on strategic growth opportunities as the market solidifies.”

Mr. Miller concluded, “We believe that our balance sheet-first approach to managing our business serves as an excellent strategy through both up and down cycles in the homebuilding industry. Although the economy remains strong and unemployment and interest rates remain relatively low, it is not clear that the homebuilding downturn has yet found a floor. Due to this uncertainty, we are updating our fourth quarter goal downward to a broad range of $1.00 to $1.30 per share.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED AUGUST 31, 2006 COMPARED TO

THREE MONTHS ENDED AUGUST 31, 2005

Homebuilding

Revenues from home sales increased 21% in the third quarter of 2006 to $3.9 billion from $3.2 billion in 2005. Revenues were higher primarily due to a 17% increase in the number of home deliveries and a 3% increase in the average sales price of homes delivered in 2006. New home deliveries, excluding unconsolidated entities, increased to 12,337 homes in the third quarter of 2006 from 10,503 homes last year. In the three months ended August 31, 2006, new home deliveries were higher in each of the Company’s homebuilding segments and homebuilding other, compared to 2005. The average sales price of homes delivered increased to $316,000 in the third quarter of 2006 from $306,000 in 2005. New orders during the third quarter of 2006 decreased to 11,056, from 11,614 homes last year; and the Company’s backlog as of August 31, 2006 was 16,008 homes with a backlog dollar value of $5.6 billion, compared to 21,818 homes with a backlog dollar value of $8.1 billion at August 31, 2005, and 17,990 homes with a backlog dollar value of $6.5 billion at May 31, 2006.

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Gross margins on home sales were $729.2 million, or 18.7%, in the third quarter of 2006, compared to $846.4 million, or 26.3%, in the same quarter of 2005. Gross margin percentage on home sales decreased 760 basis points, compared to last year, due to decreases in all of the Company’s homebuilding segments and homebuilding other, primarily due to higher sales incentives offered to homebuyers and $32.0 million of inventory valuation adjustments. Gross margin percentage in the third quarter of 2006 was also 480 basis points lower than the 23.5% gross margin percentage in the second quarter of 2006.

Selling, general and administrative expenses as a percentage of revenues from home sales improved to 10.9% in the third quarter of 2006, from 11.3% in 2005. The 40 basis point improvement was primarily due to lower incentive compensation expenses, partially offset by increases in broker commissions and advertising expenses. Management fees of $10.3 million received during the third quarter of 2005 from unconsolidated entities in which the Company has investments, which were previously recorded as a reduction of selling, general and administrative expenses, have been reclassified to management fees and other income, net in order to conform to the 2006 presentation.

Gross profit (loss) on land sales totaled ($0.3) million in the third quarter of 2006 (net of $15.8 million of write-offs of deposits and pre-acquisition costs related to land under option that the Company does not intend to purchase and $11.8 million of inventory valuation adjustments), compared to gross profit of $46.4 million in 2005. Equity in earnings (loss) from unconsolidated entities was ($5.9) million in the third quarter of 2006 (which included $16.5 million in valuation adjustments to the Company’s investments in unconsolidated entities), compared to $16.8 million last year. Management fees and other income, net, totaled $21.8 million in the third quarter of 2006, compared to $20.4 million in the third quarter of 2005. Minority interest expense, net was $1.1 million and $13.2 million, respectively, in the third quarter of 2006 and 2005. Sales of land, equity in earnings (loss) from unconsolidated entities, management fees and other income, net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating earnings for the Financial Services segment were $61.7 million in the third quarter of 2006, compared to $34.9 million last year. The increase was primarily due to a $17.7 million pretax gain generated from monetizing the segment’s personal lines insurance policies, as well as increased profitability from the segment’s mortgage operations as a result of increased volume and profit per loan.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.2% in the three months ended August 31, 2006, compared to 1.3% in the same period last year.

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NINE MONTHS ENDED AUGUST 31, 2006 COMPARED TO

NINE MONTHS ENDED AUGUST 31, 2005

Homebuilding

Revenues from home sales increased 35% in the nine months ended August 31, 2006 to $10.8 billion from $8.1 billion in 2005. Revenues were higher primarily due to a 25% increase in the number of home deliveries and an 8% increase in the average sales price of homes delivered in 2006. New home deliveries, excluding unconsolidated entities, increased to 33,747 homes in the nine months ended August 31, 2006 from 27,031 homes last year. In the nine months ended August 31, 2006, new home deliveries were higher in each of the Company’s homebuilding segments and homebuilding other, compared to 2005. The average sales price of homes delivered increased to $321,000 in the nine months ended August 31, 2006 from $298,000 in 2005. New orders during the nine months ended August 31, 2006 were 32,606 homes, down from 33,169 new orders during the nine months ended August 31, 2005.

Gross margins on home sales were $2.4 billion, or 22.2%, in the nine months ended August 31, 2006, compared to $2.0 billion, or 25.4%, in 2005. Gross margin percentage on home sales decreased 320 basis points, compared to last year, due to decreases in all of the Company’s homebuilding segments and homebuilding other, primarily due to higher sales incentives offered to homebuyers and $40.7 million of inventory valuation adjustments.

Selling, general and administrative expenses as a percentage of revenues from home sales were 11.8% and 11.9%, respectively, for the nine months ended August 31, 2006 and 2005. Management fees of $25.6 million received during the nine months ended August 31, 2005 from unconsolidated entities in which the Company has investments, which were previously recorded as a reduction of selling, general and administrative expenses, have been reclassified to management fees and other income, net in order to conform to the 2006 presentation.

Gross profit on land sales totaled $89.9 million in the nine months ended August 31, 2006 (net of $41.1 million of write-offs of deposits and pre-acquisition costs related to land under option that the Company does not intend to purchase and $35.8 million of inventory valuation adjustments), compared to $142.6 million in 2005. Equity in earnings from unconsolidated entities was $47.1 million in the nine months ended August 31, 2006 (which included $16.7 million in valuation adjustments to the Company’s investments in unconsolidated entities), compared to $54.7 million last year. Management fees and other income, net, totaled $57.7 million in the nine months ended August 31, 2006, compared to $61.8 million in 2005. Minority interest expense, net was $12.1 million and $33.9 million, respectively, in the nine months ended August 31, 2006 and 2005. Sales of land, equity in earnings from unconsolidated entities, management fees and other income, net and minority interest expense, net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

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Financial Services

Operating earnings from continuing operations for the Financial Services segment were $106.9 million in the nine months ended August 31, 2006, compared to $70.2 million last year. The increase was primarily due to a $17.7 million pretax gain generated from monetizing the segment’s personal lines insurance policies, as well as increased profitability from the segment’s mortgage operations as a result of increased volume and profit per loan.

Corporate General and Administrative Expenses

Corporate general and administrative expenses as a percentage of total revenues were 1.3% in the nine months ended August 31, 2006, compared to 1.4% in the same period last year.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar and U.S. Home brand names. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors Relating to Our Business” in Item 1A of our Annual Report on Form 10-K/A for our fiscal year ended November 30, 2005. We do not undertake any obligation to update forward-looking statements.

A conference call to discuss the Company’s third quarter earnings will be held at 11:00 a.m. Eastern time on Tuesday, September 26, 2006. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 612-288-0318 and entering 841792 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Earnings Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2006	2005	2006	2005
Revenues:
Homebuilding	$3,996,791	3,346,008	11,520,811	8,437,261
Financial services	185,644	152,324	479,786	399,776

Total revenues	$4,182,435	3,498,332	12,000,597	8,837,037

Homebuilding operating earnings	$317,222	552,577	1,305,507	1,314,557
Financial services operating earnings	61,694	34,939	106,910	70,188
Corporate general and administrative expenses	50,861	45,744	159,284	123,731
Loss on redemption of 9.95% senior notes	—	—	—	34,908

Earnings from continuing operations before provision for income taxes	328,055	541,772	1,253,133	1,226,106
Provision for income taxes	121,380	204,519	463,659	462,855

Earnings from continuing operations	206,675	337,253	789,474	763,251

Discontinued operations:
Earnings from discontinued operations before provision for income taxes	—	—	—	17,261
Provision for income taxes	—	—	—	6,516

Earnings from discontinued operations	—	—	—	10,745

Net earnings	$206,675	337,253	789,474	773,996

Average shares outstanding:
Basic	157,634	155,048	158,344	154,828
Diluted	159,225	164,917	162,231	165,828

Earnings per share:
Basic:
Earnings from continuing operations	$1.31	2.18	4.99	4.93
Earnings from discontinued operations	—	—	—	0.07

Net earnings	$1.31	2.18	4.99	5.00

Diluted:
Earnings from continuing operations	$1.30	2.06	4.88	4.64
Earnings from discontinued operations	—	—	—	0.07

Net earnings	$1.30	2.06	4.88	4.71

Supplemental information:
Interest incurred (1)	$63,268	45,388	183,273	122,871
EBIT (2):
Earnings from continuing operations before provision for income taxes	$328,055	541,772	1,253,133	1,226,106
Earnings from discontinued operations before provision for income taxes	—	—	—	17,261
Interest	60,868	44,190	177,960	121,794

EBIT	$388,923	585,962	1,431,093	1,365,161

(1)	Homebuilding interest incurred is capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT is a non-GAAP financial measure derived by adding back previously capitalized interest amortized to cost of sales that was reflected in earnings before provision for income taxes. The Company’s management uses EBIT because it believes this financial measure helps to compare the Company’s operations with those of its competitors, by eliminating factors that differ from company to company for reasons that often are not related to the efficiency and effectiveness of a particular company’s operations. The Company believes EBIT provides useful information to investors and analysts, because it will help them compare the efficiency and effectiveness of the Company’s operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended August 31,		Nine Months Ended August 31,
	2006	2005 (1)	2006	2005 (1)
Revenues:
Sales of homes	$3,902,540	3,216,186	10,846,508	8,053,105
Sales of land	94,251	129,822	674,303	384,156

Total revenues	3,996,791	3,346,008	11,520,811	8,437,261

Costs and expenses:
Cost of homes sold	3,173,342	2,369,738	8,442,879	6,008,132
Cost of land sold	94,547	83,413	584,425	241,542
Selling, general and administrative	426,520	364,338	1,280,676	955,612

Total costs and expenses	3,694,409	2,817,489	10,307,980	7,205,286

Equity in earnings (loss) from unconsolidated entities	(5,903)	16,793	47,079	54,679
Management fees and other income, net	21,844	20,434	57,652	61,757
Minority interest expense, net	1,101	13,169	12,055	33,854

Operating earnings	$317,222	552,577	1,305,507	1,314,557

(1)	Certain prior year amounts have been reclassified to conform to the 2006 presentation.

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog By Region

(Dollars in thousands)

(unaudited)

	Three Months Ended August 31,		At or for the Nine Months Ended August 31,
	2006	2005	2006	2005
Deliveries:
East	3,679	2,886	10,083	7,276
Central	4,485	4,065	12,439	10,757
West	3,565	3,008	9,923	7,436
Other	1,309	978	3,117	2,487

Total	13,038	10,937	35,562	27,956

Of the total deliveries listed above, 701 and 1,815, respectively, represent deliveries from unconsolidated entities for the three and nine months ended August 31, 2006, compared to 434 and 925 deliveries in the same periods last year.

New Orders:
East	2,747	2,770	8,615	8,640
Central	4,353	4,159	12,419	11,783
West	2,937	3,589	8,761	9,667
Other	1,019	1,096	2,811	3,079

Total	11,056	11,614	32,606	33,169

Of the total new orders listed above, 532 and 1,433, respectively, represent new orders from unconsolidated entities for the three and nine months ended August 31, 2006, compared to 219 and 971 new orders in the same periods last year.

Backlog - Homes:
East			6,240	8,696
Central			4,527	5,095
West			4,043	6,135
Other			1,198	1,892

Total			16,008	21,818

Of the total homes in backlog listed above, 1,335 represents homes in backlog from unconsolidated entities at August 31, 2006, compared to 1,401 homes in backlog at August 31, 2005.

Backlog - Dollar Value:
East			$2,190,137	3,112,877
Central			1,089,275	1,301,528
West			1,866,180	3,095,609
Other			458,463	633,138

Total			$5,604,055	8,143,152

Of the total dollar value of homes in backlog listed above, $577,630 represents the backlog dollar value from unconsolidated entities at August 31, 2006, compared to $593,238 of backlog dollar value at August 31, 2005.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in the following states:

East:	Florida, Maryland, New Jersey and Virginia
Central:	Arizona, Colorado and Texas
West:	California and Nevada
Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	August 31,
	2006	2005
Homebuilding debt	$2,784,074	2,780,331
Stockholders’ equity	5,930,798	4,719,312

Total capital	$8,714,872	7,499,643

Homebuilding debt to total capital	31.9%	37.1%